FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS TO ACQUIRE PROQUEST PHARMACEUTICALS

Guilford to Obtain Exclusive Worldwide Ownership of Aquavan® Prodrug Technology

BALTIMORE, Dec 2, 2004 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that it has entered into a definitive merger agreement with ProQuest Pharmaceuticals, Inc., a privately held biopharmaceutical company based in Lawrence, Kansas, under which Guilford will acquire ProQuest for approximately $7.0 million in Guilford common stock. In exchange, Guilford will obtain full ownership of the worldwide intellectual property rights to AQUAVAN® Injection, a novel sedative/hypnotic currently in Phase III clinical testing.

The ProQuest acquisition supersedes a technology license agreement signed between the two companies in March 2000, under which Guilford obtained worldwide development and commercialization rights for AQUAVAN® in exchange for upfront equity payments to ProQuest and future milestone and royalty payments payable upon the commercialization of AQUAVAN®. Under the terms of the agreement, which have been approved by the boards of directors of both companies, shareholders of ProQuest will receive approximately 1.5 million shares of common stock of Guilford. The actual number of shares of Guilford common stock that ProQuest shareholders will receive is based on the average closing price of Guilford’s common stock for the 30-day period prior to two days before the transaction closes. The transaction is expected to be completed later in December 2004, and is intended to qualify as a tax-free reorganization under applicable tax laws.

“We believe that AQUAVAN® has significant commercial potential,” remarked Dean J. Mitchell, newly appointed President and Chief Executive Officer of Guilford. “The acquisition of ProQuest therefore represents an important final step in securing Guilford’s rights to this drug on a global basis.” Mitchell further commented, “We expect initially to seek regulatory approval for AQUAVAN® for procedural sedation in brief diagnostic and therapeutic procedures, which represents a large and growing market opportunity. In the United States alone there are currently more than 50 million such procedures requiring sedation each year, a number which is expected to increase as the population ages and advancements in medical technology continue to shift a greater number of procedures into the outpatient setting.”

“The Guilford team has done a superb job in the development of AQUAVAN®,” commented Osborne S. Wong, Ph.D., President of ProQuest. “In less than four years Guilford has taken AQUAVAN® from preclinical development into late-stage clinical testing. We continue to be impressed by this achievement and have great confidence in the Company’s management team and the potential commercial success of this product.”

About AQUAVAN® Injection

AQUAVAN® Injection is a novel sedation agent that is a proprietary water-soluble prodrug of propofol. AQUAVAN® Injection is rapidly converted by an enzyme in the body called alkaline phosphatase into propofol after intravenous injection. AQUAVAN® Injection is currently in Phase III clinical development.

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of certain types of brain tumor in combination with radiation and surgery, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist, for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes AQUAVAN® Injection, an investigational sedative/anesthetic drug, and drugs for treating peripheral nerve injury. For full prescribing information, please visit http://www.guilfordpharm.com under Products / Marketed Products.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Phase III clinical program for AQUAVAN® will be successful, that the product candidate will receive regulatory approval from the FDA, or that if the product candidate is approved, the Company will be able to successfully commercialize the product candidate.

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Contact: Stacey Jurchison / 410-631-5022 / jurchisons@guilfordpharm.com